Exhibit 99.3

5 May 2016
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE COMPLETES ACQUISITION OF TOWERS BUSINESS PARK,
MANCHESTER FOR £82 MILLION

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in direct real estate and real estate loans in Europe, has completed the acquisition of Towers Business Park, South Manchester from Lone Star, for £82 million, reflecting a topped-up yield on cost of 6.7%. The acquisition will be funded from the Company’s existing cash resources.
Towers Business Park comprises ten prime suburban offices totalling 289,100 sq ft located in South Manchester, providing fast and convenient connectivity to Manchester City Centre and Airport. The offices are let to 21 high quality corporate occupiers, including John Lewis, British Airways, Honeywell, Oracle, Syngenta and Cisco. The top ten tenants represent 86% of topped up rental income and have been in occupation on average in excess of nine years.
The portfolio is 96% let and the majority of leases benefit from five-yearly upward-only rent reviews and a WAULT of 5.0 years (6.5 years to expiry).
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“The acquisition of Towers complements our existing suburban office portfolio acquired in the South East of England in July 2015. The portfolio provides best in class location, quality and blue-chip tenant roster with significant value-enhancing asset management angles.
“We expect to deliver c. 20% reversion between passing rent and ERVs. Upon completion of asset management plans, we anticipate the stabilised yield to grow to c. 8%.”
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7429 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2.5 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy Wilson.
Kennedy Wilson (NYSE:KW) is a global real estate investment company. KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement KW’s investment business, the Company also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com